Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian Shannon
February 5, 2008	713.849.9911
bshannon@flotekind.com

FLOTEK INDUSTRIES, INC. TO ACQUIRE TELEDRIFT

HOUSTON, February 5, 2008, Flotek Industries, Inc. (NYSE:FTK) a technology-driven global supplier of drilling and production related products and services to the energy and mining industries, announced today that it has executed a definitive purchase and sale agreement to acquire substantially all of the assets of Teledrift, Inc. (“Teledrift”) for approximately $95.2 million. Completion of the acquisition, which is subject to customary closing conditions including obtaining required regulatory approvals, is expected by the end of February 2008.

Teledrift, based in Oklahoma City, Oklahoma, is a leading designer and manufacturer of wireless survey and measurement while drilling, or MWD, tools, which it typically provides on a rental basis. MWD tools allow critical downhole survey information to be sent to the surface via a wireless connection in real time, eliminating the costly and time consuming need to cease drilling operations for the insertion and retrieval of measurement devices. Teledrift currently offers its rental tools directly and via authorized agents throughout North America, South America, Australia and selected other international markets. Its customers include major integrated and independent oil companies, as well as drilling contractors. For the nine months ended September 30, 2007, Teledrift’s revenues and EBITDA were $12.8 million and $ 9.6 million, respectively, and for the year ended December 31, 2006 were $14.0 million and $11.0 million, respectively.

Jerry D. Dumas, Sr., Chairman, President and Chief Executive Officer of Flotek, stated, “I am very excited about bringing Teledrift and its talented management team and employees into the Flotek organization. Teledrift will greatly expand our offering of proprietary higher margin downhole tools, while significantly increasing our international sales presence. We believe that Teledrift’s unique products and design expertise, when used in conjunction with Flotek’s highly successful downhole motor, will continue to expand and differentiate the capabilities of Flotek’s downhole tool group. As an example, Teledrift is scheduled to introduce two new MWD tools in the second half of 2008 that will be particularly applicable to the rapidly growing directional drilling market. One of our core strategic objectives has been to increase the size and technical capability of our downhole tool group to complement our growing specialty chemicals business. We believe the acquisition of Teledrift will help us accomplish this and other strategic objectives.”

Flotek expects to finance the Teledrift acquisition with the net proceeds from a public offering of convertible notes.

Flotek has filed a registration statement with the SEC for the offering of the convertible notes expected to finance the Teledrift acquisition. Before you invest, you should read the prospectus and prospectus supplement in the registration statement and other documents Flotek has filed with the SEC for more complete information about Flotek and these offerings. You may get these documents for free by visiting the SEC website at http://www.sec.gov . Alternatively, you can request a copy of the prospectus and the related prospectus supplement by calling Bear, Stearns & Co. Inc. at 1-866-803-9204.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute and offer, solicitation or sale in any jurisdiction in which such and offer, solicitation or sale is unlawful.

About Flotek Industries, Inc

Flotek is a technology driven global supplier of drilling and production related products and services to the energy and mining industries. We offer our products and services through both our own sales force and through independent representatives. Our major customers include leading oilfield service providers, major and independent oil and gas exploration and production companies, and onshore and offshore drilling contractors. Flotek is a publicly traded company headquartered in Houston, Texas and it’s common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s website at www.flotekind.com.

For additional information about Teledrift, please visit Teledrift’s website at www.teledrift.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.

Reconciliation of EBITDA to GAAP Net Income ($ in thousands)
	For the Period Ended
	September 30, 2007	December 31, 2006
Net income	$7,870	$8,824
Depreciation and amortization	1,225	1,741
Interest expense, net	—	51
Income taxes	453	374

EBITDA	$9,548	$10,990